Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-3 of Real Goods Solar, Inc. of our report dated July 28, 2014, relating to the consolidated financial statements of Mercury Energy, Inc. and Subsidiary, as of December 31, 2013 and 2012. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ UHY LLP

New York, New York

July 31, 2014